Exhibit 21.1

Subsidiaries of Virtusa Corporation

Name of Subsidiary	Jurisdiction of Incorporation/Formation
Virtusa (Private) Limited	Sri Lanka
Virtusa Austria GmbH	Austria
Virtusa C.V.	Netherlands
Virtusa Canada Inc.	Canada
Virtusa Consulting Services Private Limited	India
Virtusa Financing C.V.	Netherlands
Virtusa Germany GmbH	Germany
Virtusa Hungary Kfth.	Hungary
Virtusa International, B.V.	Netherlands
Virtusa Malaysia Sdn. Bhd.	Malaysia
Virtusa Netherlands Cooperatief U.A.	Netherlands
Virtusa Securities Corporation	Massachusetts
Virtusa Singapore Private Limited	Singapore
Virtusa Switzerland GmbH	Switzerland
Virtusa UK Limited	United Kingdom
Virtusa US LLC	Delaware
Apparatus, Inc.	Indiana
InSource Holdings, Inc.	Connecticut
Virtusa AB	Sweden
Virtusa ApS	Denmark
Virtusa QFC IT Consulting LLC	Qatar
Virtusa Middle East FZ LLC	Dubai
Virtusa Consulting & Services Inc.	Canada
Virtusa Consulting & Services Ireland Ltd	Ireland
Polaris Consulting & Services Kft.	Hungary
Virtusa Consulting & Services Limited	United Kingdom
Polaris Consulting & Services Pte. Ltd.	Singapore
Polaris Consulting & Services Pty Ltd	Australia
Polaris Consulting and Services Japan K.K	Japan
Polaris Software Consulting & Services Sdn Bhd	Malaysia
Virtusa Consulting & Services SA	Switzerland
eTouch Systems Corp.	California
eTouch Systems (India) Pvt. Ltd	India
Virtusa Mexico S DE RL DE CV	Mexico
Virtusa Sp.z.o.o	Poland
Virtusa Consulting and Services Sociedad Limitada (SL)	Spain
Virtusa France SAS	France
TechChefs Software Private Limited	India

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